SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES
EXCHANGE ACT OF 1934

NEORX CORPORATION
(Exact name of registrant as specified in its charter)

Washington	91-1261311
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
300 Elliott Avenue West, Suite 500, Seattle, Washington 98119 (Address of principal executive offices, including zip code)
(206) 281-7001 (Registrant's telephone number, including area code)

  Securities to be registered pursuant to Section 12(b) of the Act:

  None

  Securities to be registered pursuant to Section 12(g) of the Act: Preferred Stock Purchase Rights

Item 1. Description of Registrant's Securities to be Registered

        On April 10, 1996, the Board of Directors of NeoRx Corporation authorized and declared a dividend distribution of one Right (as defined in the Rights Agreement) for each share of its Common Stock, each Right initially representing the right to purchase one-hundredth of a share of Series A Junior Participating Preferred Stock of the Company, upon the terms set forth in a Rights Agreement dated as of April 10, 1996, by and between the Company and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services LLC and successor to First Interstate Bank of Washington, NA), as Rights Agent.

        The Company entered into a Preferred Stock and Warrant Purchase Agreement dated as of December 3, 2003 (the "Purchase Agreement"), pursuant to which the Company issued and sold shares of its Series B Convertible Preferred Stock (the "Series B Stock") and Common Stock Purchase Warrants (the "Warrants"). Pursuant to the terms of the Certificate of Designation of the Series B Stock, the Company agreed to amend the Rights Agreement so that each holder of the Series B Stock has the right to receive, on the Distribution Date (as defined in the Rights Agreement), without futher action by the Board, such number of Rights (as defined in the Rights Agreement) equal to the number of Rights such holder would have held if, immediately prior to the Distribution Date, all of the shares of Series B Stock had been converted into shares of Common Stock at the then current Conversion Value (as defined in the Certificate of Designation).

        A copy of Amendment No.1 to the Rights Agreement dated as of December 8, 2003 (the "Amendment"), is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment.

Item 2. Exhibits

Exhibit 4.1    Amendment No. 1 to Rights Agreement, dated as of December 8, 2003, by and between NeoRx Corporation and Mellon Investor Services LLC

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

        Date: December 11, 2003

NEORX CORPORATION
By:	/s/ MELINDA G. KILE Name: Melinda G. Kile Title: Vice President—Finance

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amendment No. 1 to Rights Agreement, dated as of December 8, 2003, by and between NeoRx Corporation and Mellon Investor Services LLC